UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
09/12/08

COLUMBIA BANKING SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street
Tacoma, WA	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 8.01 Other Events

On September 7, 2008 the U.S. Treasury Department (“Treasury”) and Federal Housing Finance Agency (“FHFA”) announced a plan to place the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) into conservatorship.  Under the plan, the Treasury and the FHFA will purchase senior preferred stock as needed to ensure each company maintains a positive net worth.  Common and preferred dividends will be suspended and preferred stock claims will be maintained ahead of common stock but behind the senior preferred stock held by the Treasury and FHFA.

The Company holds 400,000 shares of Series Z preferred stock issued by Freddie Mac and 400,000 shares of Series S preferred stock issued by Fannie Mae.  Such securities are held in the Company’s available-for-sale investment securities portfolio and, as such, declines in fair value below cost are subject to a potential other than temporary impairment charge to earnings under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.  The Company’s cost for such securities is $20 million.  The estimated fair market value of such securities has declined from $20 million at June 30, 2008 to $2.2 million at September 9, 2008.

In light of the actions taken by Treasury and FHFA and the accompanying significant decline in the fair value of these securities below cost, the Company has deemed the impairment to be other than temporary and, accordingly, will recognize a charge to earnings in the third quarter.  The amount of the impairment charge will not be determined until the end of the third quarter; however, as of September 9, 2008 this charge would have been approximately $17.8 million on a pre-tax basis.   Accordingly, the Company expects to report a net loss for the third quarter because of the impairment charge.

It is not the Company’s intention at this time to dispose of these assets.  Had the entire $20 million investment been a loss at June 30, 2008, the Company’s risk based capital ratio would have still exceeded 10% of assets to qualify for “well-capitalized” status by its primary federal regulator.   The Company does not have any investment in common or any other equity securities issued by Fannie Mae or Freddie Mac nor does it have investments in collateralized debt obligations, trust preferred securities, or private label mortgage backed securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: September 12, 2008	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer